PHELPS DODGE CORPORATION AND SUBSIDIARIES

                                 Exhibit 12

COMPUTATION OF TOTAL DEBT TO TOTAL CAPITALIZATION
(Dollars in thousands)


                                             March 31,  December 31,
                                               1994        1993
                                               ----        ----
                                            (unaudited)

 Short-term debt                             $   76,673      82,718
 Current portion of long-term debt               18,908      17,210
 Long-term debt                                 553,659     547,285
                                             ----------  ----------
    Total debt                                  649,240     647,213
 Minority interest in subsidiaries               64,072      62,217
 Common shareholders' equity                  2,043,437   2,022,099
                                             ----------  ----------
    Total capitalization                     $2,756,749   2,731,529
                                             ==========  ==========

 Ratio of total debt to total
  capitalization                                  23.6%       23.7%
                                             ==========  ==========